EXHIBIT 99.1

ICU Medical, Inc. Reports Second Quarter 2007 Results

SAN CLEMENTE, Calif., July 18, 2007 (PRIME NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced results for the second quarter and six months ended June 30, 2007.

Second quarter revenue was $48.9 million, a 3% increase, as compared to pro forma revenue of $47.5 million in the same period last year. Excluding the pro forma adjustment to exclude sales of discontinued products of $3.9 million in 2006, revenue was $51.4 million in the second quarter of 2006.

Net income for the second quarter of 2007 was $2.5 million, or $0.16 per diluted share, as compared to net income of $6.3 million, or $0.40 per diluted share, in the second quarter of 2006. The 2007 amount includes a charge for a judgment against us in a lawsuit with Alaris of $3.2 million net of tax, or $0.21 per share. Excluding that, the Company would have earned $0.37 per share for the second quarter of 2007.

For the six months ended June 30, 2007, pro forma revenue totaled $97.4 million, a 7% increase, as compared to pro forma revenue of $90.9 million in the same period last year. Excluding the pro forma adjustment to exclude sales of discontinued products of $0.3 million in 2007 and $9.3 million in 2006, revenue was $97.7 million for the six months ended June 30, 2007 and $100.2 million for June 30, 2006.

For the six-months ended June 30, 2007, the Company earned $12.4 million, or $0.79 per share, as compared to net income of $12.7 million, or $0.82 per share for the six-months ended June 30, 2006. Net income for the first half of 2007 was favorably impacted by a net gain of $2.1 million, after tax, or $0.13 per share, resulting from the favorable settlement with a law firm in the first quarter partially offset by the judgment against us in the second quarter.

Frank O'Brien, ICU Medical's Chief Financial Officer said, "Our sales of critical care products that we supply to Hospira declined $1.6 million in the quarter as compared to the second quarter last year, and we anticipate steeper declines for the balance of 2007. We produce to meet Hospira's demand and Hospira handles the sales of these products, and there is little we can do in the near term to stem these declines. The declines are a disappointment to us, and we are seeking ways to rectify the situation." He continued, "We are pleased with the overall performance of our other sales during the second quarter. Our custom products, not including critical care custom products, posted a 14% increase in sales, international sales increased 31% and our gross margins improved 3 percentage points to 42%. We consider 2007 to be a transitional year and are very excited about the opportunities lying ahead of us as we prepare for new product introductions, continue to develop our product pipeline and expand our international footprint."

Operating cash flow was $17.5 million for the first six months of 2007. As of June 30, 2007, cash and investments totaled $110.3 million and working capital was $150.7 million.

Due to softer than expected demand by Hospira for the Company's critical care products, management is now targeting 2007 revenue to be $190 million, compared to the previous target of $206 million. The Company's diluted earnings are now targeted at $1.50 per share, compared to the earlier target of $1.62.

The Company will be conducting a conference call concerning its second quarter ended June 30, 2007 results at 1:30 p.m. PST (4:30 p.m. EST) on Wednesday, July 18, 2007 which can be accessed at 866-383-8009, passcode 32898093 or by replay at 888-286-8010, passcode 11396045. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of this announcement.

The foregoing statement concerning Management's expectation with respect to future results is a forward-looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2006. Actual results in the future may differ materially from Management's current expectations.

                       ICU Medical, Inc.
               Summary Consolidated Statements of Income
   (all dollar amounts in thousands, except share and per share data)
                           (unaudited)

                      Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                   ------------------------  ------------------------

                       2007         2006         2007         2006
                   -----------  -----------  -----------  -----------
 TOTAL REVENUE          48,890       51,425       97,723      100,206

 COST OF GOODS SOLD     28,252       28,351       57,869       55,782

 OPERATING EXPENSES     13,659       14,571       27,509       26,731

  Income from
   operations            6,979        8,503       12,345       17,693

 OTHER                  (3,402)       1,197        5,997        1,958
                   -----------  -----------  -----------  -----------
 PROVISION FOR
  INCOME TAXES          (1,033)      (3,543)      (6,053)      (7,271)
 MINORITY INTEREST          --          135           70          278
                   -----------  -----------  -----------  -----------
 NET INCOME        $     2,544  $     6,292  $    12,359  $    12,658
                   ===========  ===========  ===========  ===========
 NET INCOME
  PER SHARE
  Diluted          $      0.16  $      0.40  $      0.79  $      0.82

 WEIGHTED AVERAGE
  NUMBER OF SHARES
  Diluted           15,534,568   15,571,367   15,572,663   15,490,707

                        ICU Medical, Inc.
             Summary Consolidated Balance Sheet Data
         (all dollar amounts in thousands, except share data)

                                ASSETS

                                               6/30/07    12/31/06
                                               --------   --------
                                              (unaudited)    (1)
 CURRENT ASSETS:
  Cash and liquid investments                  $110,276   $116,918
  Accounts receivable, net                       31,940     26,533
  Inventories                                    15,746     16,315
  Prepaid and deferred income taxes               7,589      7,417
  Other current assets                            5,048      4,255
                                               --------   --------
   Total current assets                         170,599    171,438
                                               --------   --------

 PROPERTY AND EQUIPMENT, NET                     68,725     59,037
 INCOME TAX RECEIVABLE AND DEFERRED TAXES,
  long term                                       4,864      2,878
 OTHER ASSETS                                    12,771     10,895
                                               --------   --------
                                               $256,959   $244,248
                                               ========   ========

                LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES                           $ 19,904   $ 15,919
 DEFERRED INCOME TAXES                            3,084      3,084
 OTHER                                            2,890        358

 STOCKHOLDERS' EQUITY
  14,458,850 common shares
   outstanding at June 30, 2007                 231,081    224,887
                                               --------   --------
                                               $256,959   $244,248
                                               ========   ========

 (1) December 31, 2006 amounts were derived from the audited consolidated financial statements of ICU Medical, Inc.

                      ICU Medical, Inc.
          Summary Consolidated Statements of Cash Flows
               (all dollar amounts in thousands)
                        (unaudited)

                                                   Six Months Ended
                                                 --------------------
                                                  6/30/07     6/30/06
                                                 --------    --------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                      $ 12,359    $ 12,658
 Adjustments to reconcile net income to net cash
  Provided by operating activities --
   Depreciation and amortization                    5,364       5,176
   Net change in current assets and liabilities,
    and other                                        (252)     (3,467)

                                                 --------    --------
  Net cash provided by operating activities        17,471      14,367
                                                 --------    --------

 PURCHASES OF PROPERTY AND EQUIPMENT              (14,171)     (9,413)
 NET INCREASE (DECREASE) IN LIQUID INVESTMENTS      2,746     (13,787)
 EMPLOYEE EQUITY PLANS                              1,788       8,118
 PURCHASE OF TREASURY STOCK                        (8,613)         --
 OTHER                                             (3,117)        653

 NET (DECREASE) IN CASH
  AND CASH EQUIVALENTS                           --------    --------
                                                 $ (3,896)   $    (62)
                                                 ========    ========

CONTACT:  ICU Medical, Inc.
          Francis J. O'Brien, Chief Financial Officer
          (949) 366-2183

          Integrated Corporate Relations
          John F. Mills, Senior Managing Director
          (310) 954-1100